EXHIBIT 10.1
EXECUTION VERSION

CREDIT AGREEMENT

Dated as of September 23, 2019

among

SOUTH JERSEY INDUSTRIES, INC.,
as the Borrower,

and

BANK OF AMERICA, N.A.,
as the Lender

i

ii

BORROWER PREPARED SCHEDULES:

Schedule 1.01(a)	Certain Address for Notices
Schedule 1.01(b)	Responsible Officers
Schedule 5.01(o)	Capital Stock

LENDER PREPARED SCHEDULES:

Schedule 1.01(a)	Certain Addresses for Notices

EXHIBITS:

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Loan Notice
Exhibit C	Form of Notice of Loan Prepayment

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 23, 2019 among SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (the “Borrower”), and BANK OF AMERICA, N.A., as the Lender.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lender make a term loan in the amount of $100,000,000;

WHEREAS, the Lender has agreed to make such term loan to the Borrower on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2015 Term Loan Facility” means that certain Term Loan Credit Agreement dated as of October 28, 2015 among the Borrower, the lenders party thereto from time to time, and Bank of America, N.A. as a lender and administrative agent, as it may be amended from time to time.

“2017 Revolving Credit Agreement” means that certain Five-Year Revolving Credit Agreement dated as of August 7, 2017 among the Borrower, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent, as it may be amended from time to time.

“Acquisition” means any transaction or series of related transactions by which the Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the Capital Stock of any other Person or a majority of the Capital Stock of such Person having ordinary voting power for the election of directors or members of a similar governing body of such Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Loans	Base Rate Loans
1	A+/A3 or better	0.500%	0.000%
2	BBB+/Baa1	0.625%	0.000%
3	BBB/Baa2	0.750%	0.000%
4	BBB-/Baa3	1.000%	0.000%
5	BB+/Ba1 or less	1.250%	0.250%

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(e).  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Lender of notice thereof pursuant to Section 6.03(i) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Anti-Corruption Laws” has the meaning specified in Section 6.02(l).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%); and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bonds” means any tax-exempt bonds issued in connection with various projects of the Borrower or its Subsidiaries, certain obligations of which are supported by letters of credit issued pursuant to that certain Four-Year Revolving Credit Agreement, dated as of April 29, 2011, among the Borrower, the lenders referred to therein and Wells Fargo Bank, National Association, as administrative agent (as amended, modified, supplemented, restated, or amended and restated, the “2011 Revolving Credit Agreement”).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest and any limited liability company membership interest.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S. C. §9601, et. seq., as amended from time to time, and any regulations promulgated thereunder.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of either of the following: (a) any entity, person (within the meaning of Section 14(d) of the Exchange Act) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which theretofore was beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of less than 30% of the Borrower’s then outstanding common stock either (i) acquires shares of common stock of the Borrower in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding common stock of the Borrower, or (ii) acquires, by proxy or otherwise, the right to vote for the election of directors, for any merger, combination or consolidation of the Borrower or any of its direct or indirect Subsidiaries, or, for any other matter or question, more than 20% of the then outstanding voting securities of the Borrower; or (b) a majority of the directors of the board of directors of the Borrower fail to consist of Continuing Directors.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated Total Capitalization” means the sum of (a) Indebtedness of the Borrower and its Consolidated Subsidiaries, without duplication, plus (b) Mandatorily Convertible Securities of the Borrower, plus (c) the sum of the Capital Stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus, translation adjustment and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Consolidated Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, in each case prepared as of the date of determination in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(d), after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has the meaning correlative thereto.

“Debt Rating” means the ratings determined by a Rating Agency and shall be based upon the availability of such ratings as follows:

(a)      The senior unsecured non-credit enhanced debt ratings of the Borrower by each Rating Agency, subject to subsection (A) below.

(b)     If one, but not both, of the Rating Agencies has a senior unsecured non-credit enhanced debt rating of the Borrower, then the senior unsecured non-credit enhanced debt rating of the Borrower by either Moody’s or S&P, as applicable.

(c)     If neither Rating Agency has a senior unsecured non-credit enhanced debt rating of the Borrower, then both the issuer rating assigned to the Borrower by Moody’s and the issuer credit rating assigned to the Borrower by S&P, subject to subsection (A) below.

(d)     If none of (a), (b), or (c) above is available, then either the issuer rating assigned to the Borrower by Moody’s or the issuer credit rating assigned to the Borrower by S&P, as applicable.

(e)     If none of the above are available, then the Debt Rating (as defined in the SJG Credit Agreement) of South Jersey Gas, subject to subsection (B) below.

For purposes of the foregoing: (A) if the Debt Ratings of the Borrower established or deemed to have been established by the two Rating Agencies shall fall within different “Levels” on the chart set forth in the definition of Applicable Margin, then (i) in any case where the ratings differential is one tier, the higher rating will apply and (ii) in any case where the ratings differential is two tiers or more, the tier one below the higher of the two will apply; and (B) if the Debt Rating is based upon the Debt Rating (as defined in the SJG Credit Agreement) of South Jersey Gas pursuant to (e) above, the applicable Level shall be one Level below such Debt Rating.

Notwithstanding anything herein to the contrary, if the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend the definition of Debt Ratings to reflect such changed rating system or the unavailability of ratings from either or both Rating Agencies, and, pending the effectiveness of any such amendment, the applicable tier shall be determined by reference to the Debt Ratings of the Borrower most recently in effect prior to such change or cessation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Documents” means the Borrower’s Annual Report on Form 10‑K for the year ended December 31, 2018, the Borrower’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2019 and any Current Report on Form 8‑K delivered to the Lender at least three (3) Business Days prior to the date of this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elizabethtown” means Elizabethtown Gas Company, a New Jersey corporation.

“Elizabethtown Credit Agreement” means that certain revolving credit agreement, dated as of June 26, 2018 between Elizabethtown, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and other financial institutions that are lenders party thereto, as it may be amended, modified, restated, amended and restated, renewed, refinanced or replaced from time to time.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with a Governmental Authority or other entity, and whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other Authority, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other Authority for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirement” means any legal requirement relating to the environment and applicable to the Borrower or its properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization if withdrawal liability is asserted by such plan; (d) the filing of a notice of intent to terminate the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA if the plan assets are not sufficient to pay all plan liabilities; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; or (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)     for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)     for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, required to be made by Borrower, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Loan Document.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority having authority over Borrower or Borrower’s operations, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Action, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, swap agreement (as defined in 11 U.S.C. § 101), interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, for any Person, all obligations of such Person which in accordance with GAAP should be classified on a balance sheet of such Person as liabilities of such Person, and in any event shall include, without duplication, all (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (e) obligations as lessee under operating leases which have been recorded as off-balance sheet liabilities, (f) obligations under Hedging Obligations, (g) reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit, (h) indebtedness of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on, or security interest in, property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (i) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.  For the avoidance of doubt and notwithstanding anything to the contrary set forth above, (i) Permitted Commodity Hedging Obligations, Capital Stock, including Capital Stock having a preferred interests shall not constitute Indebtedness for purposes of this Agreement, (ii) solely for the purpose of Section 6.04, and solely to the extent the aggregate principal amount thereof does not exceed 15.0% of the consolidated Total Capitalization, Mandatorily Convertible Securities, shall not constitute Indebtedness shall not constitute Indebtedness for purposes of this Agreement and (iii) solely for the purpose of Section 6.04, Pre-Funded Acquisition Debt shall not constitute Indebtedness for purposes of this Agreement to the extent and only so long as the Borrower or any Subsidiary holds the proceeds of such Pre-Funded Acquisition Debt as cash or cash equivalents on its balance sheet.

“Indemnitees” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.07.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)      no Interest Period shall extend beyond the Maturity Date.

“Investment” shall mean any investment (including, without limitation, any loan or advance) of the Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or Capital Stock of the Borrower or any Subsidiary, and whether such investment is directly or indirectly by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

“IRS” means the United States Internal Revenue Service.

“Lender” means Bank of America, N.A. and its successors and permitted assigns.

“Lender’s Office” means Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an advance made by the Lender to the Borrower under the Term Facility.

“Loan Documents” means, collectively, this Agreement and all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of Borrower pursuant to this Agreement.

“Loan Notice” means a notice of a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatorily Convertible Securities” means any mandatorily convertible equity linked securities issued by the Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases (other than repayments, prepayments, redemptions or repurchases that are to be settled by the issuance of Capital Stock by the Borrower or the proceeds of which are concurrently applied to purchase Capital Stock from the Borrower), in each case prior to at least 91 days after the later of the Termination Date (as such term is defined in the 2017 Revolving Credit Agreement) and the repayment in full of the Loans and all other amounts due under this Agreement; provided, however, that Mandatorily Convertible Securities shall exclude any Capital Stock.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents to which the Borrower is a party or (c) the validity or enforceability against the Borrower of this Agreement, any of the other Loan Documents to which the Borrower is a party, or the rights and remedies of the Lender hereunder or thereunder.

“Maturity Date” means September 18, 2020.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of Borrower arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Plan” means any Plan other than a Multiemployer Plan but including a Multiple Employer Plan that is maintained or is contributed to by the Borrower and any ERISA Affiliate or to which Borrower or any ERISA Affiliate has any liability (contingent or otherwise) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Commodity Hedging Obligations” means obligations of the Borrower with respect to commodity agreements or other similar agreements or arrangements entered into in the ordinary course of business designed to protect against, or mitigate risks with respect to, fluctuations of commodity prices to which the Borrower or any Subsidiary is exposed to in the conduct of its business so long as (a) the management of the Borrower has determined that entering into such agreements or arrangements are bona fide hedging activities which comply with the Borrower’s risk management policies and (b) such agreements or arrangements are not entered into for speculative purposes and are not of a speculative nature.

“Permitted Indebtedness” means any of the following:

(a)      Indebtedness under this Agreement;

(b)     Indebtedness of the Borrower and its Subsidiaries (other than South Jersey Gas or Elizabethtown) so long as before and immediately after the incurrence of such Indebtedness, the Borrower is in compliance with Section 6.04;

(c)      Indebtedness of the Borrower under Hedging Obligations covering a notional amount not to exceed the face amount of outstanding Indebtedness;

(d)     Indebtedness of South Jersey Gas, under (i) that certain Five-Year Revolving Credit Agreement, dated as of August 14, 2017, among South Jersey Gas, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent on behalf of said lenders (as may be amended from time to time, the “SJG Credit Agreement”);

(e)     Indebtedness of South Jersey Gas under the First Mortgage Notes issued pursuant to the Supplemental Indenture Amending and Restating the First Mortgage Indenture dated January 23, 2017, as may be amended, modified, restated, amended and restated, or renewed from time to time, and subsequent First Mortgage Notes, so long as before and immediately after the incurrence of such Indebtedness or any amendment, modification, restatement, amendment and restatement or renewal of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;

(f)     Indebtedness (other than the type described in clause (g) below) of South Jersey Gas, so long as before and immediately after the incurrence of such Indebtedness, South Jersey Gas is in compliance with Section 6.04 of the SJG Credit Agreement;

(g)    Indebtedness of Elizabethtown under Securities issued pursuant to the First Mortgage Indenture dated as of July 2, 2018, as may be amended, modified, restated, amended and restated, or renewed from time to time, and subsequent Securities, so long as before and immediately after the incurrence of such Indebtedness or any amendment, modification, restatement, amendment and restatement or renewal of such Indebtedness, Elizabethtown is in compliance with Section 6.04 of the Elizabethtown Credit Agreement;

(h)     Indebtedness (other than the type described in clause (i) below) of Elizabethtown, so long as before and immediately after the incurrence of such Indebtedness, Elizabethtown is in compliance with Section 6.04 of the Elizabethtown Credit Agreement;

(i)      Indebtedness of South Jersey Gas or Elizabethtown under Hedging Obligations covering a notional amount not to exceed the face amount of such outstanding Indebtedness;

(j)       Permitted Commodity Hedging Obligations;

(k)      Indebtedness under the 2015 Term Loan Facility; and

(l)       Indebtedness under the 2017 Revolving Credit Facility.

“Permitted Investments” means, any of (a) with respect to the Borrower or any Subsidiary, any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (i) any Investment or Acquisition the result of which would be to change substantially the nature of the business of the Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement, and reasonable extensions thereof, (ii) any Investment that is in the nature of a hostile or contested Acquisition, and (iii) any Investment that would result in a Default or Event of Default; (b) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (c) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (d) certificates of deposit or money market deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating in the “A” category or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such deposit and $10,000,000 for any one such bank, or (e) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Permitted Liens” means, with respect to any Person, any of the following:

(a)     Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(b)     Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(c)     Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business, including, without limitation, deposits and pledges of funds securing Permitted Commodity Hedging Obligations;

(d)    Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(e)     Rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(f)      Liens securing Permitted Indebtedness of the type described in clauses (b), (c) and (i) of the definition of “Permitted Indebtedness,” not in excess of $25,000,000 in the aggregate;

(g)      Liens securing Permitted Indebtedness of the type described in clauses (e) and (g) of the definition of “Permitted Indebtedness”;

(h)     Liens securing Permitted Indebtedness of the type described in clauses (f) or (h) of the definition of “Permitted Indebtedness,” not in excess of $20,000,000 in the aggregate in the case of either (f) or (h); and

(i)     Purchase money security interests for the purchase of equipment to be used in such Person’s business, encumbering only the equipment so purchased, and the proceeds thereof, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased, which Indebtedness qualifies as Permitted Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or, in the case of a Pension Plan or Multiemployer Plan, any plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees or to which Borrower or any ERISA Affiliate has any liability (contingent or otherwise).

“Pre-Funded Acquisition Debt” means Indebtedness incurred for the purpose of financing a significant acquisition (with significance otherwise calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended), which Indebtedness is incurred prior to the date of consummation of such significant acquisition; provided that such Indebtedness shall cease to constitute Pre-Funded Acquisition Debt upon the earlier to occur of (i) the consummation of such significant acquisition and (ii) 45 days after the termination of the acquisition agreement for such significant acquisition.

“Rating Agency” means S&P and/or Moody’s.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a conversion or continuation of Loans, a Loan Notice.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of Borrower.  To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority with jurisdiction over the Borrower or any of its Subsidiaries.

“SJG Credit Agreement” shall have the meaning set forth in the definition of Permitted Indebtedness.

“SJI Utilities” means SJI Utilities, Inc., a New Jersey corporation and wholly-owned Subsidiary of the Borrower.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary which meets any of the following conditions:

(a)     such Person’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(b)    such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of the total assets of such Person and its Consolidated Subsidiaries as of the end of the most recently completed fiscal quarter;

(c)    such Person’s and its other Subsidiaries’ proportionate share (as determined by ownership interests) in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the Subsidiary exceeds 10% of such income of such Person and its Consolidated Subsidiaries for the most recently completed fiscal quarter; or

(d)      with respect to the Borrower, such Subsidiaries shall include, without limitation, South Jersey Gas.

“Solvent” and “Solvency” mean, on any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, that on such date (a) the fair value of the property of the Borrower and its Subsidiaries on a consolidated basis is greater than the total amount of their liabilities, including known contingent liabilities, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of Borrower and its Subsidiaries on their debts as they become absolute and matured, (c) the Borrower and its Subsidiaries do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) the Borrower and its Subsidiaries are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital, and (e) the Borrower and its Subsidiaries are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“South Jersey Gas” means South Jersey Gas Company, a New Jersey corporation.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one of more other Subsidiaries).  In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term Facility” means, at any time, the aggregate principal amount of the Loans outstanding at such time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)    Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing audited financial statements for the fiscal year ended December 3, 2018, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)     Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio (including that contained in Section 6.04) or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
BORROWINGS

2.01	Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an aggregate principal amount of $100,000,000.  Any principal amount of the Loan repaid or prepaid may not be reborrowed.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, any Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the Closing Date.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)     Notice of Borrowing.  Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice.  Each such notice must be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each conversion to or continuation of Eurodollar Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding).  Each conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Loan, if less, the entire principal thereof then outstanding).  Each Loan Notice (whether telephonic or written) shall specify (A)  whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (B) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be converted or continued, (D) the Type of Loans to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)     Advances.  Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c)      Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)      Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Term Facility.

2.03	Reserved.

2.04	Reserved.

2.05	Prepayments.

(a)      Optional.  The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans or on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied first to Base Rate Loans until paid in full and second to Eurodollar Rate Loans, in direct order of Interest Period maturities until paid in full.

2.06	Reserved.

2.07	Repayment of Loans.

The Borrower shall repay the Loans in full in cash on the Maturity Date, together with all accrued and unpaid interest thereon and any amount payable to the Lender pursuant to Section 3.05.

2.08	Interest and Default Rate.

(a)     Interest.  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.  To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a rate that is less than zero, such rate shall be deemed zero for purposes of this Agreement.

(b)      Default Rate.

(i)        If any amount of principal of any Loan is not paid when due (as determined after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount that has not been paid when due shall thereafter, upon notice from the Lender, bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(ii)       If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (as determined after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon notice from the Lender such amount that has not been paid when due shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iii)       Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(iv)       Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)      Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Reserved.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  The Lender shall, at the request of the Borrower, deliver to the Borrower evidence, which may be in the form of a “screen shot” showing the quotations used by the Lender in determining the rate of interest pursuant to Section 2.08.

2.11	Payments Generally.

All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein.  Any payment received after such time but before 4:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.01, but for all other purposes shall be deemed to have been made on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to Section 2.07 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)     If any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Lender.  If any such taxes are imposed on any payments made by the Borrower (other than income or similar taxes, including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed.  As soon as practicable after any payment of taxes by the Borrower to a Governmental Authority, as provided in this Section 3.01, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(b)     If the Lender determines, in its reasonable discretion, that it has received a refund of any taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Agreement, it shall promptly after the receipt of such refund pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Agreement with respect to the taxes giving rise such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is finally required to repay such refund to such Governmental Authority.

(c)     If the Lender requests compensation under Section 3.01, or requires the Borrower to pay any additional amount to Lender or any Governmental Authority for the account of the Lender to the extent permitted herein, the Lender shall use reasonable efforts to designate a different Lender’s Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or otherwise to the extent permitted herein in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.

3.02	Illegality.

If the Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lender’s Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Borrowing or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If in connection with any request for a conversion to or continuation of a Eurodollar Rate Loan, the Lender determines that (a)  deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly so notify the Borrower. Thereafter, (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with the Borrower, may establish an alternative interest rate for funding Loans in the applicable currency and amount, and with the same Interest Period as the Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Loans.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a)      Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)       subject the Lender to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)      impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)     Reserves on Eurodollar Rate Loans.  The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Loans or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) Business Days’ prior notice of such additional interest or costs from the Lender.  If the Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.

(e)     Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)     any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWING

4.01	Conditions Precedent to Borrowing.

The obligation of the Lender to make its Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a)     Execution of Credit Agreement; Loan Documents.  The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of the Borrower, (ii) if requested by Lender, a promissory note, payable to the Lender, duly completed and executed by the Borrower, and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the Borrower and a duly authorized officer of each other Person party thereto.

(b)    Officer’s Certificate.  The Lender shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of the Borrower (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of the Borrower, the good standing, existence or its equivalent of the Borrower and of the incumbency (including specimen signatures) of the Responsible Officers of the Borrower.

(c)     Legal Opinions of Counsel.  The Lender shall have received an opinion or opinions of counsel for the Borrower, dated the Closing Date and addressed to the Lender, in form and substance reasonably acceptable to the Lender.

(d)      Financial Statements.  The Lender shall have received copies of the financial statements referred to in Section 5.01(f).

(e)      Loan Notice.  The Lender shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(f)      Fees and Expenses.  The Lender shall have received all fees and expenses of counsel to the Lender in connection with this Agreement.

(g)     KYC Information.   Upon the reasonable request of the Lender made at least five days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three days prior to the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender, as of the date hereof:

(a)     Each of the Borrower and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where such failure would not result in a Material Adverse Effect.  Each of the Borrower and its Subsidiaries has all requisite corporate (or other applicable) powers and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)    The execution, delivery and performance by the Borrower and, where applicable, each Subsidiary of this Agreement and each Loan Document to which it is a party are within the Borrower’s or such Subsidiary’s corporate (or other applicable) powers, have been duly authorized by all necessary corporate (or other applicable) action, do not contravene (i) the Borrower’s or such Subsidiary’s certificate of incorporation (or other applicable formation document or operating agreement), (ii) any law, rule or regulation applicable to the Borrower or such Subsidiary or (iii) any contractual or legal restriction binding on or affecting the Borrower or such Subsidiary, and will not result in or require the imposition of any lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Borrower or its Subsidiaries, except as provided or permitted in this Agreement and any other the Loan Document.

(c)     No Governmental Action is required for the execution or delivery by the Borrower or its Subsidiaries of this Agreement, any other Loan Document to which it is a party or for the performance by the Borrower or its Subsidiaries of its obligations under this Agreement or any other Loan Document to which it is a party other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Borrower, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.

(d)    This Agreement and each Loan Document to which the Borrower or any Subsidiary is a party is a legal, valid and binding obligation of the Borrower or Subsidiary party thereto, enforceable against the Borrower or applicable Subsidiary in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.

(e)     Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that has a reasonable possibility of resulting in a Material Adverse Effect.

(f)     The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at December 31, 2018, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at March 31, 2019 and June 30, 2019, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal quarters then ended, copies of each of which have been furnished to the Lender, fairly present (subject, in the case of such balance sheets and statements or income for the fiscal quarter ended March 31, 2019 and June 30, 2019, to year-end adjustments) in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.  Since December 31, 2018, there has been no Material Adverse Effect, or material adverse change in the facts and information regarding such entities as represented to the Closing Date.

(g)      The making of Loans and the use of the proceeds thereof will comply with all provisions of Applicable Law in all material respects.

(h)     Neither the Borrower nor any Subsidiary of the Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(i)       Reserved.

(j)      Neither the Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to buy or carry any margin stock or to extend credit to others for the purpose of buying or carrying any margin stock.

(k)      Compliance with ERISA as follows:

(i)       The Borrower and each ERISA Affiliate are in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Plans except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Plan (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired or, if the remedial amendment period has expired, where a determination letter submission was timely made.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(ii)       Except where failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no Pension Plan has been terminated, nor has any unpaid minimum required contributions (as defined in Section 430 of the Code) (without regard to any waiver granted under Section 430 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 430 of the Code, Section 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 430 of the Code or Section 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iii)      Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding, other than the payment of premiums and there are no premium payments which are due and unpaid; or (C) failed to make a required contribution or payment to a Multiemployer Plan;

(iv)       No ERISA Event has occurred or is reasonably expected to occur; and

(v)       Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or, to the knowledge of the Borrower, investigation is existing or, to the knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(l)      The Borrower and its Subsidiaries have filed all Tax returns (federal, state and local) required to be filed and paid all Taxes due, including interest and penalties, except to the extent that the Borrower or any such Subsidiary is diligently contesting any such Taxes in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.

(m)     No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or Subsidiary thereof under any material agreement or contract, judgment, decree or order by which the Borrower or any of its respective properties may be bound or which would require the Borrower or Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor, where such default could reasonably be expected to result in a Material Adverse Effect.

(n)      As of the Closing Date, the Borrower and each of its Subsidiaries will be Solvent.

(o)    As of the Closing Date, the capitalization of the Borrower and each Significant Subsidiary of the Borrower consists of the Capital Stock, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.01(o) hereto.  All such outstanding Capital Stock has been duly authorized and validly issued and is fully paid and nonassessable.  Except as set forth in the Disclosure Documents, there are no outstanding warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of, Capital Stock of the Borrower or any Subsidiary of the Borrower or are otherwise exercisable by any Person.

(p)     The Borrower and each Subsidiary of the Borrower has good and marketable title to all material assets and other property purported to be owned by it, except for any Permitted Liens.

(q)      None of the properties or assets of the Borrower is subject to any Lien, except Permitted Liens.

(r)     All written information, reports and other papers and data produced by or on behalf of the Borrower and furnished to the Lender in connection with the matters covered by this Agreement were, at the time the same were so furnished, complete and correct in all material respects.  No document furnished or written statement made to the Lender by the Borrower in connection with the negotiation, preparation or execution of this Agreement or any other Loan Documents contains any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits to state a fact necessary in order to make the statements contained therein not misleading.

(s)      The performance of this Agreement and the transactions contemplated herein will not affect the status of any Bonds as being exempt from federal income tax under the Code.

(t)     Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority having jurisdiction over the Borrower or any of its Subsidiaries or (iii) located, organized or resident in a Designated Jurisdiction.  The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(u)     The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions having jurisdiction over the Borrower or its Subsidiaries and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(v)     Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, all properties now or in the past owned, leased or operated by the Borrower and each Subsidiary thereof do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws.

(w)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, the Borrower and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof.

(x)     Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, neither the Borrower nor any Subsidiary thereof has received any written or verbal notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.

(y)     Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, to the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been disposed of, on or transported to or from the properties now or in the past owned, leased or operated by the Borrower or any Subsidiary thereof in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(z)     Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary thereof or such properties or such operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(aa)    Except as disclosed in the Disclosure Documents or to the extent that the resulting violation or liability would not reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, there has been no release, or to the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

(bb)    The Borrower is not an EEA Financial Institution.

(cc)    The Borrower is not a Covered Party, as defined in Section 9.19.

ARTICLE VI
COVENANTS

6.01	Affirmative Covenants

Until the Obligations have been finally and indefeasibly paid and satisfied in full, the Borrower will, and will cause each of the Subsidiaries to, unless the Lender otherwise consents in writing:

(a)     Preservation of Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or company, as applicable, existence, material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states where it shall be conducting its business, except where failure to do so does not result in, or could not reasonably be expected to have, a Material Adverse Effect.

(b)     Maintenance of Properties, Etc.  Maintain, and cause each of its Subsidiaries to maintain, good and marketable title to all of its properties which are used or useful in the conduct of its business, and preserve, maintain, develop and operate, and cause each of its Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws and material contractual obligations, all such properties in good working order and condition, ordinary wear and tear excepted, except where such failure would not result in a Material Adverse Effect.

(c)     Ownership.  Cause the Borrower to own, directly or indirectly, at all times, 100% of the Capital Stock having voting rights of South Jersey Gas and Elizabethtown.

(d)     Compliance with Material Contractual Obligations, Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with the requirements of all material contractual obligations and all applicable laws, rules, regulations and orders, the failure to comply with which could reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, and complying with the requirements of all applicable Environmental Laws, and other health and safety matters.

(e)    Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar businesses and similarly situated.

(f)      Visitation Rights; Keeping of Books.  At any reasonable time and from time to time, upon reasonable advance notice, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors and with their respective independent certified public accountants and keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and liabilities of the Borrower in accordance with GAAP, consistent with the procedures applied in the preparation of the financial statements referred to in Section 5.01(f) hereof.

(g)    Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s‑length transaction with a Person not an Affiliate.

(h)    Use of Proceeds.  Use the proceeds of the Loan for general corporate purposes, including without limitation, working capital needs of the Borrower or its Subsidiaries.

(i)       Loan Documents.  Perform and comply in all material respects with each of the provisions of each Loan Document to which it is a party.

(j)      Risk Management.  Perform and comply in all material respects, and require its Subsidiaries to perform and comply in all material respects, with any risk management policies developed by the Borrower, including such policies, if applicable, related to (i) the retail and wholesale inventory distribution and trading procedures and (ii) dollar and volume limits.

(k)     Anti-Corruption and Sanctions Compliance.  Comply with any obligations that it may have under any Anti-Corruption Laws and maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. In the event that the Borrower becomes aware that it is not in compliance with any applicable Sanctions or Anti-Corruption Laws, the Borrower shall notify the Lender and diligently take all actions required thereunder to become compliant.

(l)      Further Assurances.  At the expense of the Borrower, promptly execute and deliver, or cause to be promptly executed and delivered, all further instruments and documents, and take and cause to be taken all further action that may be reasonably necessary to enable the Lender to enforce the terms and provisions of this Agreement and the Loan Documents and to exercise their rights and remedies hereunder.  In addition, the Borrower will use all reasonable efforts to duly obtain Governmental Actions required from time to time on or prior to such date as the same may become legally required, and thereafter to maintain all such Governmental Actions in full force and effect, except where such failure would not result in a Material Adverse Effect.

(m)    Compliance with ERISA.  (i) Except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) comply with applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Plans, (B) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (C) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (D) operate each Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (ii) furnish to the Lender upon its request such additional information about any Plan as may be reasonably requested by the Lender.

(n)     Environmental Notices. The Borrower shall furnish to the Lender prompt written notice of all Environmental Liabilities known to the Borrower, all pending, or to the knowledge of the Borrower, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting its properties or, to the extent the Borrower has actual notice thereof, any adjacent property, and all facts, events or conditions that could lead to any of the foregoing; provided that the Borrower shall not be required to give such notice unless it reasonably believes that any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(o)     Environmental Matters. Except where it could not reasonably be expected to have a Material Adverse Effect, the Borrower will not use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from its properties any Hazardous Materials other than as disclosed to the Lender in writing at or prior to the Closing Date except for (i) Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of or managed in the ordinary course of business in material compliance with all applicable Environmental Requirements or (ii) other Hazardous Materials the unlawful handling, discharge or disposal of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(p)    Environmental Release. Upon becoming aware of the occurrence of an Environmental Release that could reasonably be expected to have a Material Adverse Effect, the Borrower will promptly investigate the extent of, and comply in all material respects with all applicable federal, state and local statutes, rules, regulations, orders and other provisions of law relating to Hazardous Materials, air emissions, water discharge, noise emission and liquid disposal, and other environmental, health and safety matters, other than those the noncompliance with which would not have a Material Adverse Effect.

(q)     Anti-Money-Laundering. Promptly following any request therefor, provide information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

6.02	Negative Covenants.

Until all of the Obligations have been finally and indefeasibly paid and satisfied in full, the Borrower will not, and will not cause or permit any of its Subsidiaries, unless the Lender otherwise consents in writing to:

(a)     Liens, Etc.  Except as permitted in Section 6.02(c), create, incur, assume, or suffer to exist, or permit any of its Subsidiaries to create, incur, assume, or suffer to exist, any Lien other than Permitted Liens.

(b)      Indebtedness.  Create or suffer, or permit any Subsidiary to create or suffer, to exist any Indebtedness except for Permitted Indebtedness.

(c)      Obligation to Ratably Secure.  Except as permitted by Section 6.02(a), create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien other than a Permitted Lien, in each case to secure or provide for the payment of Indebtedness, unless, on or prior to the date thereof, the Borrower shall have (i) pursuant to documentation reasonably satisfactory to the Lender, equally and ratably secured the Obligations of the Borrower under this Agreement by a Lien reasonably acceptable to the Lender, and (ii) caused the creditor or creditors, as the case may be, in respect of such Indebtedness to have entered into an intercreditor agreement in form, scope and substance reasonably satisfactory to the Lender.

(d)    Mergers, Etc.  Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Borrower may merge or consolidate with or into, any other Subsidiary of the Borrower and (ii) any Subsidiary of the Borrower may merge or consolidate with and into the Borrower; provided, that the Borrower is the surviving corporation; provided, further, that in each case, immediately after giving effect to such proposed transaction, no Event of Default or Default would exist.

(e)     Sale of Assets, Etc.  Sell, transfer, lease, assign or otherwise convey or dispose, or permit any Subsidiary to sell, transfer, lease, assign or otherwise convey or dispose, of assets (whether now owned or hereafter acquired), in any single transaction or series of transactions, whether or not related having an aggregate book value in excess of 10% of the Consolidated assets of the Borrower and its Consolidated Subsidiaries, except for dispositions of capital assets in the ordinary course of business as presently conducted.

(f)      Restricted Investments.  Other than in the ordinary course of business (i) make or permit to exist any loans or advances to, or any other investment in, any Person except for investments in Permitted Investments, or (ii) acquire any assets or property of any other Person.

(g)     New Business.  Permit the Borrower or any of its Subsidiaries to enter into any business, in any material respect, which is not similar to that existing on the Closing Date.

(h)     Distributions.  Pay any dividends on or make any other distributions in respect of any Capital Stock or redeem or otherwise acquire any such Capital Stock; provided, that (i) any Subsidiary of the Borrower may pay regularly scheduled dividends or make other distributions to the Borrower; and (ii) if no Default or Event of Default exists or would result therefrom, the Borrower may pay distributions or dividends in either cash or Capital Stock or may redeem or otherwise acquire Capital Stock.

(i)      Constituent Documents, Etc.  Change in any material respect the nature of its certificate of incorporation, bylaws, or other similar documents, or accounting policies or accounting practices (except as required or permitted by the Financial Accounting Standards Board or GAAP).

(j)       Fiscal Year.  Change its fiscal year.

(k)    Sanctions.   Directly or indirectly, use the Loan or the proceeds of the Loan, or lend, contribute or otherwise make available the Loan or the proceeds of the Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether or otherwise) of Sanctions.

(l)      Anti-Corruption Laws.   Directly or indirectly, use the Loan or the proceeds of the Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions with jurisdiction over the Borrower or its Subsidiaries (the “Anti-Corruption Laws”).

6.03	Reporting Requirements.

So long as any Loans shall be outstanding hereunder or the Borrower shall have any obligation to pay any amount to the Lender hereunder, the Borrower will provide to the Lender, unless the Lender shall otherwise consent in writing, the following:

(a)     as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2019, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by the chief financial officer or the treasurer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries as at such date and the results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such date, except for normal year-end adjustments, all in accordance with GAAP consistently applied (for purposes hereof delivery of the Borrower’s appropriately completed Form 10-Q will be sufficient in lieu of delivery of such consolidated balance sheet and consolidated statements of income, retained earnings and cash flows), together with a Compliance Certificate, in the form of Exhibit A, of the chief financial officer or the treasurer of the Borrower (i) demonstrating and certifying compliance by the Borrower with the covenant set forth in Section 6.04 and (ii) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(b)     as soon as available and in any event within one hundred five (105) days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing consolidated and consolidating financial statements for such year certified by, and accompanied by an unqualified opinion of, independent public accountants reasonably acceptable to the Lender (for purposes hereof, delivery of the Borrower’s appropriately completed Form 10-K will be sufficient in lieu of delivery of such financial statements), together with a Compliance Certificate, in the form of Exhibit A, of the chief financial officer or the treasurer of the Borrower (i) demonstrating and certifying compliance by the Borrower with the covenant set forth in Section 6.04 and (ii) stating that no Event of Default or Default has occurred and is continuing or, if an Event of Default or Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(c)     as soon as possible and in any event within five (5) days after the occurrence of each Event of Default and each Default known to the Borrower, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

(d)     upon the Borrower obtaining knowledge of the following, the Borrower will give written notice to the Lender promptly (and in any event within ten (10) Business Days) of any of the following: (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Plan under Section 401(a) of the Code (along with a copy thereof); (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability in the amount of at least $1,000,000 pursuant to Section 4202 of ERISA; and (iv) the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(e)     as soon as possible and in any event within five (5) days after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (i) of the type described in Section 5.01(e) or (ii) for which the Lender will be entitled to indemnity under Section 9.04(b);

(f)      as soon as possible and in any event within five (5) days after the sending or filing thereof, copies of all material reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(g)    as soon as possible and in any event within five (5) days after requested, such other information respecting the business, properties, assets, liabilities (actual or contingent), results of operations, prospects, condition or operations, financial or otherwise, of the Borrower or any Subsidiary thereof as Lender may from time to time reasonably request;

(h)    from time to time and promptly upon each request, information with respect to the Borrower as a Lender may reasonably request in order to comply with the Patriot Act;

(i)      promptly, upon knowledge of any change in the Debt Rating, a certificate stating that the Debt Rating has changed with evidence of the new Debt Rating.

Information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Borrower shall have notified the Lender of the availability of all Form 10-Q and Form 10-K reports; provided that, if requested by the Lender, the Borrower shall deliver a paper copy of such information to the Lender.  Information required to be delivered pursuant to this Section 6.3 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Lender.

6.04	Financial Covenants.

So long as the Borrower shall have any obligation to pay any amount to the Lender hereunder, the Borrower will maintain as of the end of each fiscal quarter a ratio of Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0.

ARTICLE VII
RESERVED.

ARTICLE VIII
EVENTS OF DEFAULT

8.01	Events of Default.

Each of the following events should they occur and be continuing shall constitute an “Event of Default”:

(a)     The Borrower shall fail to pay (i) any amount of principal when the same becomes due and payable or (ii) any interest, fees or any other amount payable hereunder within five (5) Business Days of when the same becomes due and payable; or

(b)     Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any Loan Document or by or on behalf of the Borrower or any Subsidiary (or any of their officers) in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)     The Borrower shall fail (i) to perform or observe any term, covenant or agreement contained in Section 6.01(a), (c), (e), (g), (h), (i) or (j), Section 6.02(a), (b), (c), (d), (e), (f), (g), (h), (j) or (k), Section 6.03 or Section 6.04, or (ii) to perform or observe any other term, covenant or agreement contained in this Agreement (other than obligations specifically set forth elsewhere in this Section 8.01) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement, shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender; or

(d)    The Borrower or any Significant Subsidiary thereof shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) thereof in the aggregate (for all such Persons) in excess of $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)    The Borrower or any Significant Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or a Significant Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Borrower or a Significant Subsidiary thereof shall consent to or acquiesce in any such proceeding; or the Borrower or a Significant Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)     Any judgments or orders for the payment of money in excess of $25,000,000 (in the aggregate) shall be rendered against the Borrower or any Significant Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)     The obligations of the Borrower or any Subsidiary under this Agreement, any other Loan Document shall become unenforceable, or the Borrower or any Subsidiary, or any court or governmental or regulatory body having jurisdiction over the Borrower or any Subsidiary, shall so assert in writing or the Borrower or any Subsidiary shall contest in any manner the validity or enforceability thereof; or

(h)     The occurrence of an ERISA Event; or

(i)      Any Governmental Approval related to the Borrower or any Subsidiary shall be rescinded, revoked, otherwise terminated, or amended or modified in any manner which is materially adverse to the interests of the Lender; or

(j)       An “Event of Default” or “Default” under the SJG Credit Agreement or the Elizabethtown Credit Agreement; or

(k)      A Change in Control shall occur.

8.02	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions upon notice to the Borrower:

(a)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)      exercise all rights and remedies available to it under the Loan Documents or Applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (except for Hedging Obligations, which shall be governed by the terms and conditions of the documents controlling such obligations) as aforesaid shall automatically become due and payable.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion.

ARTICLE IX
MISCELLANEOUS

9.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02	Notices; Effectiveness; Electronic Communications.

(a)     Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or the Lender on Schedule 1.01(a).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)   Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender.  The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt  of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     Change of Address, Etc.  Each of the Borrower and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)     Reliance by Lender.  The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of Borrower by a Responsible Officer to the extent that, in good faith, the Lender reasonably believes such notice to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.  All telephonic notices to and other telephone communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

9.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04	Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses.  .  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, and (ii) all out-of-pocket expenses reasonably incurred by the Lender (including the fees, charges and disbursements of any outside counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

(b)   Indemnification by the Borrower.  The Borrower shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), reasonably incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower  or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower  or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an  Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)     Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  In addition, and without limitation of the indemnity provided in this Section, the Lender agrees not to assert any claim against the Borrower on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby.

(d)     Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor and such demand shall set forth in reasonable detail the basis for and calculation of any amounts claimed as owing by the Borrower.

(e)     Survival.  The agreements in this Section and the indemnity provisions of Section 9.02(d) shall survive the repayment, satisfaction or discharge of all the other Obligations.

9.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Lender’s successors and permitted assignees.  The Borrower agrees that it may not assign this Agreement without the Lender’s prior consent and the Lender may not assign or otherwise transfer any of its rights or obligation hereunder except to an assignee or participant in accordance with the provisions of this Section.  The Lender may assign (or sell participations in) all or a portion of its rights and obligations under this Agreement to a Person (other than a natural person); provided that the Lender assigns, or sells a participation, in, not less than $5,000,000 of Loans (or such lesser amount of Loans as is then outstanding to the Lender); and provided further that unless an Event of Default has occurred and is continuing at the time of such assignment, the Borrower has consented to such assignment or sale of participation, such consent not be unreasonably withheld, and such assignee or participant shall document such assignment or participation, as applicable, by executing documentation reasonably acceptable to the Borrower.  The Lender may, subject to Section 9.07, exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower. Notwithstanding the foregoing, with respect to any participation, (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification that directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.04 and 3.05 (subject to the requirements and limitations therein) to the same extent as if it were a Lender, provided that such Participant (A) agrees to be subject to Section 3.01(c) as if it were an assignee, and (B) shall not be entitled to receive any greater payment under Section 3.04 or 3.05 with respect to its participation than the participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were the Lender.

9.07	Treatment of Certain Information; Confidentiality.

(a)    Treatment of Certain Information.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower  and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating Borrower  or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower and such source is not known by the Person receiving such Information to be in violation of any obligation of confidentiality.  For purposes of this Section, “Information” means all information received from Borrower  or any Subsidiary relating to Borrower  or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by Borrower  or any Subsidiary, provided that, in the case of information received from Borrower  or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)     Press Releases.  The Borrower and its Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Borrower or such Affiliate is required to do so under law and then, in any event the Borrower or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(c)    Customary Advertising Material.  The Borrower consents to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrower.

9.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and the Borrower and when each of the Lender and the Borrower shall have received counterparts hereof that, when taken together, bear the signature of the other.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

9.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of Borrowing, and shall continue in full force until the repayment in full of the Loans and all other amounts due under this Agreement.

9.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13	Governing Law; Jurisdiction; Etc.

(a)     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)   WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)   SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.14	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15	Reserved.

9.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii)  the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower or any of its respective Affiliates, or any other Person in connection with this Agreement and the transactions contemplated hereby and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

9.17	Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.18	USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.  The Borrower agrees to, promptly following a request by the Lender, provide all such other documentation and information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

9.19	Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)     In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)      As used in this Section 9.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SOUTH JERSEY INDUSTRIES, INC.

	By:	/s/ Ann T. Anthony
	Name:	Ann T. Anthony
	Title:	Vice President & Treasurer

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Richard R. Powell
Name:	Richard R. Powell
Title:	Senior Vice President